Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-268003
Prospectus Supplement No. 14
(To Prospectus dated April 25, 2023)

LIVEWIRE GROUP, INC.

This prospectus supplement updates, amends and supplements the prospectus dated April 25, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-268003). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K/A filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

LiveWire Group, Inc.’s common stock and warrants are listed on the New York Stock Exchange under the symbols “LVWR” and “LVWR WS.” On November 13, 2023, the closing price of our common stock was $9.19 and the closing price of our warrants was $0.2299.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 13, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2023
LiveWire Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41511	87-4730333
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices, including zip code)
(650) 447-8424
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.0001 par value per share	LVWR	New York Stock Exchange
Warrants to purchase common stock	LVWR WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note:

This Amendment No. 1 on Form 8-K/A (the “Amendment”) amends and supplements the Current Report on Form 8-K of LiveWire Group, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on June 8, 2023 (the “Original Form 8-K”) relating to the appointment of Messrs. Hiromichi Mizuno and Paul Krause to the Company’s Board of Directors. This Amendment is being filed to provide additional information under Item 5.02 of Form 8-K. This Amendment should be read in conjunction with the Original Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On June 8, 2023, the Company announced that the Board of Directors appointed Messrs. Hiromichi Mizuno and Paul Krause to serve on the Board of Directors, effective June 12, 2023. In addition to receiving the Company’s standard director cash compensation, which is described under the heading “2023 Director Compensation Program” in the Company’s proxy statement for its 2023 annual meeting of stockholders, Mr. Mizuno also received a one-time restricted stock unit award on August 7, 2023, with a fair value of $375,000 that vests on August 7, 2024.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits. The following exhibit is being furnished herewith:

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LiveWire Group, Inc.

Date: November 13, 2023	/s/ Amanda Parker
Amanda Parker
Chief Legal Officer & Corporate Secretary
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